EXHIBIT 99.1

MARTIN MIDSTREAM PARTNERS ANNOUNCES AGREEMENT TO DIVEST OF
CORPUS CHRISTI TERMINALLING ASSETS &
QUARTERLY CASH DISTRIBUTION &
RELEASE DATE OF THIRD QUARTER 2016 RESULTS

•	Strategic Initiatives to Achieve Cost of Capital Improvement

•	Improved Distribution Coverage

•	Balance Sheet and Free Cash Flow Improvement for Reduced Leverage

KILGORE, Texas, October 20, 2016 /GlobeNewswire/ -- Martin Midstream Partners L.P. (NASDAQ: MMLP) (“MMLP” or the “Partnership”) announced today that it has entered into a definitive agreement with NuStar Logistics, L.P. to sell certain of its terminalling assets located in Corpus Christi, Texas for gross consideration of $107 million plus the reimbursement of certain capital expenditures and prepaid items (the “Transaction”). The Partnership is selling its 900,000 barrel crude oil storage terminal commonly known as the Corpus Christi crude terminal, its refined product barge terminal, certain pipelines and related easements as well as dockage and trans-loading assets (collectively known as the “Assets”). MMLP expects to receive net proceeds of approximately $93 million after transaction fees and expenses, in addition to certain cash payments previously received by the Partnership in conjunction with its mandated relocation of certain dockage assets.

The Transaction is subject to customary closing conditions, including antitrust approval. The Partnership expects to close the Transaction prior to year-end 2016. Simmons & Company International served as exclusive financial advisor to MMLP on the Transaction.

Concurrent with the announced disposition of the Assets, the Partnership also announced it has declared a quarterly cash distribution of $0.50 per unit, or $2.00 per unit on an annualized basis, for the quarter ended September 30, 2016. The quarterly distribution represents a reduction of approximately 38.5% from the distribution paid following the second quarter 2016. The distribution is payable on November 14, 2016 to common unitholders of record as of the close of business on November 7, 2016. The ex-dividend date for the cash distribution is November 3, 2016.

Ruben Martin, President and Chief Executive Officer of Martin Midstream GP LLC said, “This sale of assets is a significant positive event for the Partnership and a necessary first step to ultimately returning MMLP to a growth trajectory. While these assets have historically performed well for the Partnership, they are not critical to its success moving forward. Given our focus on reduction of leverage, we feel this asset sale and distribution right-sizing are prudent moves for the Partnership at this time. Together, these two actions should provide a sound catalyst to reducing our currently elevated cost of capital by de-levering and improving increased distribution coverage to our unitholders. Looking ahead, we anticipate that these efforts will improve the balance sheet and result in estimated distribution coverage of at least 1.20 times in 2017 and 2018.”

Martin Midstream Partners plans to publicly release its financial results for the third quarter ended September 30, 2016 after the market closes on Wednesday, October 26, 2016. An investors conference call to review the third quarter results will be held on Thursday, October 27, 2016 at 8:00 a.m. Central Time. The conference call can be accessed by calling (877) 878-2695. An audio replay of the conference call will be available by calling (855) 859-2056 from 11:00 a.m. Central Time on October 27, 2016 through 10:59 p.m. Central Time on November 7, 2016. The access code for the conference call and the audio replay is Conference ID No. 94610525. The audio replay of the conference call will also be archived on Martin Midstream Partners’ website at www.martinmidstream.com .

During the conference call, management will discuss certain non-generally accepted accounting principle financial measures for which reconciliations to the most directly comparable GAAP financial measures will be provided in

Martin Midstream Partners’ announcement concerning its financial results for the quarter ended September 30, 2016 which will be available on the investor relations page of Martin Midstream Partners’ website.

Qualified Notice to Nominees

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of the Partnership's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership's distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not the Partnership, are treated as withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

About Martin Midstream Partners

Martin Midstream Partners L.P. is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership's primary business lines include: (1) terminalling, storage and packaging services for petroleum products and by-products; (2) natural gas liquids transportation and distribution services and natural gas storage; (3) sulfur and sulfur-based products processing, manufacturing, marketing and distribution; and (4) marine transportation services for petroleum products and by-products.

Forward-Looking Statements

Statements about Martin Midstream Partners' outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While Martin Midstream Partners believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in Martin Midstream Partners' annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.
Additional information concerning Martin Midstream is available on its website at www.martinmidstream.com, or by contacting:

Joe McCreery, IRC - Vice President - Finance & Head of Investor Relations
(903) 988-6425